Exhibit B

CONTROL PERSON IDENTIFICATION

Needham Investment Management L.L.C. is the relevant entity for which each of Needham Asset Management, LLC, Needham Holdings, LLC, The Needham Group, Inc. and George A. Needham may be considered a control person.